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                             CONSENT OF INDEPENDENT
                                    AUDITORS


     We hereby consent to the use in the Registration Statement of Thermaltec International Corp. on Form S-4 of our report dated July 1, 1999, except for the first paragraph of Notes 1 and 9 as to which the date is October __, 1999 on the financial statements of Solar Communications Group, Inc. - Delaware as of September 30, 1998 and 1997 and for the year ended September 30, 1998 and for the period October 7, 1996 (date of inception) to September 30, 1997, which financial statements appear in the Registration Statement. We also consent to the references to us under the headings "Experts" in such prospectus.


/s/ Withum, Smith & Brown
--------------------------
Withum, Smith & Brown
Red Bank, New Jersey
September 15, 1999